Exhibit 5.1

Draft: Subject to review and amendment

Our ref	KZE/692192-000001/31722202v3

Avolon Holdings Limited

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

[            ] 2014

Dear Sirs

Avolon Holdings Limited

We have acted as Cayman Islands counsel to Avolon Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) in respect of the proposed initial public offering of up to [                ] common shares of US$0.001 par value each in the capital of the Company (the “Common Shares”).

Such public offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) among, inter alios, the Company, certain selling shareholders named therein (the “Selling Shareholders”) and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. as representatives of the several underwriters named therein. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation and the amended and restated memorandum and articles of association of the Company as adopted on [ ] 2014 (the “Memorandum and Articles”).

Or

1.2	[The certificate of incorporation and the memorandum and articles of association of the Company as registered on [ ] 2014 (the “Pre-IPO Articles”) and the amended and restated memorandum and articles of association of the Company adopted on [ ] 2014 to be effective immediately upon [the closing of the Company’s initial public offering of its Common Shares] (the “IPO Articles”).]

1.3	The minutes (the “Board Minutes”) of the meeting[s] of the board of directors of the Company held on [ ] 2014 [and [ ] 2014] (the “Board Meeting[s]”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	[The [minutes of the extraordinary general meeting of the Company (the “Shareholder Meeting”) held on] (the “Shareholder Minutes”)] [unanimous written resolutions of the shareholders of the Company passed on] (the “Shareholder Resolutions”) [ ] 2014] [including a resolution to re-designate the authorised (and issued) share capital of the Company in the manner therein described (the “Re-Designation Resolution”)].

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated [ ] 2014 (the “Certificate of Good Standing”).

1.6	A certificate from a [director] of the Company (the “Opinion Certificate”).

1.7	The Registration Statement.

1.8	The form of Underwriting Agreement.

1.9	The form of exchange agreement among, inter alios, the Company, the Selling Shareholders and Avolon Investments S.a r l. (the “Exchange Agreement”).

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Opinion Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Exchange Agreement, the Underwriting Agreement or the Registration Statement.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Common Shares have been authorised, and when issued, sold and paid for in the manner described in the Exchange Agreement and/or the Underwriting Agreement (as the case may be) and the Registration Statement and in accordance with the Board Minutes and when appropriate entries have been made in the register of members of the Company in respect thereof, such Common Shares will be legally issued, fully paid and non-assessable.

3.2	The issue of Common Shares to the Selling Shareholders has been authorised in accordance with the [Memorandum and Articles]/[the IPO Articles upon the IPO Articles becoming effective]

and when issued, sold and paid for in the manner described in the Exchange Agreement and in accordance with the Board Minutes and when appropriate entries have been made in the register of members of the Company in respect thereof, such Common Shares will be legally issued, fully paid and non-assessable.

4	Qualifications

Under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

Yours faithfully

Maples and Calder

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